UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*


                                 Nortek, Inc.
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $1.00 per share
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   65655910
               -------------------------------------------------
                                (CUSIP Number)

                               Bready Associates
                          3770 East Livingston Avenue
                             Columbus, Ohio 43227
                       Attention: Dennis J. McGillicuddy
                                (614) 236-0523

                                with copies to:

                             James R. Beatley, Jr.
                        Vorys, Sater, Seymour and Pease
                                 P.O. Box 1008
                              52 East Gay Street
                           Columbus, Ohio 43216-1008
                                (614) 464-6256
- --------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                April 26, 1996
       -----------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .


Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 10 Pages

                                 SCHEDULE 13D


CUSIP NO.       65655910                                    Page 2 of 10 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Bready Associates

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                        (a) X      (b)


3.    SEC USE ONLY:


4.    SOURCE OF FUNDS*:


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e):


6.    CITIZENSHIP OR PLACE OF ORGANIZATION:

      Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.     SOLE VOTING POWER:            None
8.     SHARED VOTING POWER:          None
9.     SOLE DISPOSITIVE POWER:       None
10.    SHARED DISPOSITIVE POWER:     None


11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            None

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*:


13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

            -0-

14.    TYPE OF REPORTING PERSON*:

            PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.     65655910                                      Page 3 of 10 Pages


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Phoenix Associates III

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                        (a) X      (b)


3.     SEC USE ONLY:


4.     SOURCE OF FUNDS*:


5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e):


6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

       Florida


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.     SOLE VOTING POWER:            None
8.     SHARED VOTING POWER:          None
9.     SOLE DISPOSITIVE POWER:       None
10.    SHARED DISPOSITIVE POWER:     None


11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            None

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*:


13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

            -0-

14.    TYPE OF REPORTING PERSON*:

            PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.      65655910                                     Page 4 of 10 Pages


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Barry Silverstein

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                        (a) X      (b)

3.     SEC USE ONLY:


4.     SOURCE OF FUNDS*:


5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e):


6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

       U.S.A.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.     SOLE VOTING POWER:            None
8.     SHARED VOTING POWER:          None
9.     SOLE DISPOSITIVE POWER:       None
10.    SHARED DISPOSITIVE POWER:     None


11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            None

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*:


13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

            -0-

14.    TYPE OF REPORTING PERSON*:

            IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.     65655910                                      Page 5 of 10 Pages


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Dennis J. McGillicuddy

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                        (a) X      (b)
3.     SEC USE ONLY:

4.     SOURCE OF FUNDS*:


5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e):


6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

       U.S.A.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.     SOLE VOTING POWER:            None
8.     SHARED VOTING POWER:          None
9.     SOLE DISPOSITIVE POWER:       None
10.    SHARED DISPOSITIVE POWER:     None


11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            None (Excludes 33 shares owned by Mr. McGillicuddy's spouse as to which he disclaims beneficial ownership)

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*:


13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

            -0-

14.    TYPE OF REPORTING PERSON*:

            IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.      65655910                                     Page 6 of 10 Pages


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       D. Stevens McVoy

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                        (a) X      (b)

3.     SEC USE ONLY:

4.     SOURCE OF FUNDS*:


5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e):


6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

       U.S.A.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.     SOLE VOTING POWER:            2,869
8.     SHARED VOTING POWER:          None
9.     SOLE DISPOSITIVE POWER:       2,869
10.    SHARED DISPOSITIVE POWER:     None


11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            None

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*:


13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

            Less than 1%

14.    TYPE OF REPORTING PERSON*:

            IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                            Page 7 of 10 Pages

            This Amendment No. 5 ("Amendment No. 5") is being filed by (i) Bready Associates, a general partnership organized under the laws of the State of Ohio ("Bready Associates"), whose partners are Barry Silverstein ("Silverstein"), Dennis J. McGillicuddy ("McGillicuddy"), D. Stevens McVoy ("McVoy") and Richard L. Bready ("Bready"), (ii) Phoenix Associates III, a general partnership organized under the laws of the State of Florida ("Phoenix"), whose partners are Silverstein, McGillicuddy and McVoy, (iii) Silverstein, (iv) McGillicuddy and (v) McVoy. Amendment No. 5 amends and supplements the Statement on Schedule 13D dated November 13, 1990, as amended prior hereto (as so amended, the "Statement") relating to the Common Stock, par value $1.00 per share (the "Common Stock"), of Nortek, Inc., a Delaware corporation (the "Issuer"), which has its principal executive office at 50 Kennedy Plaza, Providence, Rhode Island 02903. All terms used herein, unless otherwise defined, have the same meanings herein as in the Statement.

            Item 5 of the Statement is hereby amended by adding the following:


Item 5.       Interest in Securities of the Issuer.

            On April 26, 1996 Bready Associates was dissolved and its assets, consisting of 1,059,291 shares of Common Stock of the Issuer, were distributed to its partners as follows: Silverstein - 679,124 shares, McGillicuddy - 226,374 shares, McVoy - 100,611 shares and Bready - 53,182 shares. On April 26, 1996 Silverstein, McGillicuddy and McVoy sold 1,006,109 shares of Common Stock to the Issuer and Phoenix sold 183,700 to the Issuer in a negotiated transaction at $17 per share.

                                                            Page 8 of 10 Pages

                                  SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 26, 1996


                                          BREADY ASSOCIATES


                                       By: /s/ D. Stevens McVoy
                                               D. Stevens McVoy, General Partner


                                          PHOENIX ASSOCIATES III

                                       By: /s/ D. Stevens McVoy
                                               D. Stevens McVoy, General Partner


                                           /s/ Barry Silverstein*
                                               Barry Silverstein


                                           /s/ Dennis J. McGillicuddy*
                                               Dennis J. McGillicuddy



                                           /s/ D. Stevens McVoy
                                               D. Stevens McVoy


*By D. Stevens McVoy, Attorney-in-Fact